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                                                                   Exhibit 10.01

                 AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

      THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (the "Agreement"), is made and entered into as of the 27th day of April, 2004, by and between 400 WEST BROADWAY, LLC, a California limited liability company (hereinafter referred to as "Seller") and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (hereinafter referred to as "Purchaser"), who agree as follows:

      1. Purchase and Sale of Property. Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term "Property" shall mean and include the following:

            (a) the parcels of land located in the City of San Diego, California located at 525 B Street, and 600 B Street, San Diego, being more particularly described on Exhibit "A" attached hereto (hereinafter referred to as the "Land"); and

            (b) all rights, privileges, and easements appurtenant to the Land, including all water rights, mineral rights, development rights, air rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land; and

            (c) Seller's right, title and interest in all buildings, structures, and improvements situated on the Land and the property underlying the Ground Leases, including, without limitation, those two office buildings containing approximately 781,000 square feet of net rentable floor area, all parking areas and other amenities located on the Land, and all apparatus, elevators, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, and electrical and other fixtures located on the Land (all of which are together hereinafter referred to as the "Improvements"); and

            (d) Seller's right, title and interest in the ground tenant's interest in those five ground leases underlying a portion of the Improvements located at 600 B Street all dated as of June 28, 1963 and more particularly described on Exhibit "B" attached hereto (hereinafter referred to as the "Ground Leases"); and

            (e) all equipment, supplies, tools, furniture, furnishings, office equipment, fittings, appliances, shades, wall-to-wall carpet, draperies, screens and screening, art, awnings, plants, shrubbery, landscaping, lawn care and building maintenance equipment, vending machines and other furnishings or items of personal property owned by Seller and located at the Land and Improvements (all of which are together hereinafter referred to as the "Personal Property"); and

            (f) all of Seller's right, title, and interest, as landlord or lessor, in and to each of the Leases (as hereinafter defined) and any and all guaranties of the Leases; and

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            (g)   all of Seller's right, title, and interest in and to the plans and specifications with respect to the Improvements and any guarantees, trademarks, rights of copyright, warranties, or other rights related to the ownership of or use and operation of the Land, Personal Property, or Improvements, all governmental licenses and permits, and all intangibles associated with the Land, Personal Property, and Improvements.

            (h) of Seller's right, title and interest in and to the contracts, if any, described on Exhibit "F" attached hereto (the "Contracts"), to the extent the same survive the Closing or require performance after Closing.

      2. Earnest Money. Within two (2) business days after the full execution of this Agreement, Purchaser shall deliver to Chicago Title Company, Attention:
Kandy Knotts ("Escrow Agent"), whose offices are at 560 E. Hospitality Lane, San Bernardino, California 92408, a wire transfer of immediately available federal funds in the amount of Two Million Dollars ($2,000,000.00) (the "Initial Deposit"), which Initial Deposit shall be held and disbursed by Escrow Agent pursuant to this Agreement and Escrow Agent's standard instructions attached hereto as Exhibit "I". Upon the expiration of the Inspection Period (as defined in Section 5), Purchaser shall deliver to Escrow Agent an additional wire transfer of immediately available federal funds in the amount of Two Million Dollars ($2,000,000.00) ("Second Deposit"), which Second Deposit also shall be held and disbursed by Escrow Agent pursuant to this Agreement and Escrow Agent's standard instructions. The Initial Deposit and the Second Deposit are collectively referred to as the "Earnest Money." The Earnest Money shall be paid by Escrow Agent to Seller at Closing and shall be applied as a credit to the Purchase Price (as hereinafter defined), or shall otherwise be paid to Seller or refunded to Purchaser in accordance with the terms of this Agreement. All interest and other income from time to time earned on the Earnest Money shall belong to Purchaser and shall be disbursed to Purchaser at any time or from time to time as Purchaser shall direct Escrow Agent, all as provided in the Escrow Agreement. In no event shall any such interest or other income be deemed a part of the Earnest Money.

      3. Purchase Price. Subject to adjustment and credits as otherwise specified in this Agreement, the purchase price (the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be One Hundred Seventy Seven Million Six Hundred Thousand Dollars ($177,600,000.00). The Purchase Price shall be paid by Purchaser to Seller at the Closing (as hereinafter defined) by wire transfer of immediately available federal funds, less the amount of Earnest Money and subject to prorations, adjustments, and credits as otherwise specified in this Agreement.

      4.    Purchaser's Inspection and Review Rights.

            (a) Commencing on the effective date of this Agreement and subject to the rights of the Tenants (as hereinafter defined), upon giving reasonable advance notice to Seller's property manager, Purchaser and its agents, engineers, or representatives, with Seller's reasonable, good faith cooperation, shall have the privilege of going upon the Property as needed to inspect, examine, test, and survey the Property at all reasonable times and from time to time. Purchaser shall be additionally entitled to conduct interviews with the Tenants provided Purchaser has provided Seller with twenty-four (24) hours' prior notice thereof and the opportunity to attend said meetings. Such privilege

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      shall include the right to make borings and other tests to obtain information necessary to determine surface and subsurface conditions, provided that such activities do not materially interfere with the rights of Tenants or the ongoing operation of the Property.

            (b) Purchaser shall maintain or shall cause to be maintained at all times during its entry upon the Property, commercial general liability insurance with limits of not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence combined single limit. Such policy of insurance shall name Seller as an additional insured, and such policy shall be primary with respect to the activities of Purchaser and its agents, engineers or representatives at the Property, whether or not Seller holds other policies of insurance. Purchaser or its agents, engineers or representatives shall deliver a certificate issued by the insurance carrier of such policy to Seller prior to entry upon the Property.

            (c) Purchaser hereby agrees to indemnify, defend (with counsel selected by Purchaser and reasonably acceptable to Seller) and hold Seller harmless from any liens, claims, liabilities, and damages incurred through the exercise of the inspection privilege referred to in Paragraph 4(a) (but excluding any liability arising out of the existing environmental condition of the Property or the presence of toxic or hazardous substances thereon and excluding any claims arising out of a release of existing or in-place hazardous or toxic substances on or under the Property), and Purchaser further agrees to repair any damage to the Property caused by the exercise of such privilege (excluding any damage arising out of a release of existing or in-place hazardous or toxic substances on or under the Property). The foregoing indemnification and repair obligations of Purchaser shall survive the termination of this Agreement.

            (d) At all reasonable times prior to the Closing, Seller shall make available to Purchaser, or Purchaser's agents and representatives, at Seller's office in San Diego, California for review and copying at Purchaser's expense, all books, records, and files relating to the ownership and operation of the Property, including, without limitation, title matters, tenant files, tenant credit information, commission agreements, service and maintenance agreements, maintenance records for HVAC and other equipment and the roof(s) on the Improvements, as-built plans and specifications, environmental reports, engineering reports, reports of insurance carriers insuring the Property, and other contracts, books, records, operating statements, expense budgets, and other information relating to the Property. Seller further agrees to provide to Purchaser prior to the date which is five (5) days after the effective date of this Agreement, to the extent the same are in the possession of or under the control of Seller, the most current boundary and "as- built" surveys of the Land and Improvements and any title insurance policies, environmental reports, certificates of occupancy, building permits, zoning letters and instruments reflecting the approval of any association governing the Property or relating thereto. At no cost or liability to Seller, Seller shall cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller's books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same. At no cost to Purchaser, Seller shall use commercially reasonable efforts to cause the authors of environmental reports to issue reliance letters addressed to Purchaser and Purchaser's

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      lender, if any, in form and substance reasonably acceptable to Purchaser, at least five (5) days prior to the expiration of the Inspection Period. Notwithstanding the terms of this Paragraph 4, Seller has not and shall not be required to provide or make available to Purchaser copies of appraisals, building inspection reports, internal financial analysis and calculations, documents protected by the attorney-client or attorney work-product privileges, Seller's formative documents or that of its members or investors (except to the extent required to confirm the authority of Seller to execute this Agreement and consummate the transaction contemplated hereby), or Seller's inter-member communications. In addition, Purchaser agrees to return to Seller or otherwise destroy all documents provided by Seller to Purchaser relating to the Property if Purchaser or Seller terminates this Agreement, except for documentation retained by Purchaser in connection with any pending or threatened litigation related to such termination or claimed default by Seller or Purchaser.

            (e) Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one (1) to three (3) years with regard to the Property. At no cost or liability to Seller, Seller shall (i) reasonably cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller's books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same, and (ii) execute a form of accounting letter in the form attached hereto as Exhibit "N". Purchaser will pay the costs associated with any such audit.

            (f) To the extent Seller provides Purchaser with any information regarding the Property, Purchaser will be solely responsible for evaluating any such information provided by Seller to Purchaser for purposes of determining the suitability of the Property for Purchaser's intended use, and Seller makes no representations or warranties concerning such information.

            (g) If Purchaser or Seller terminates this Agreement and Seller is not in default of its obligations hereunder, Purchaser agrees to deliver to Seller copies of third-party reports, but excluding appraisals and documents protected by the attorney-client or work-product privileges, within thirty (30) days after the date of termination.

      5. Special Condition to Closing. Purchaser shall have a period from the effective date hereof until April 30, 2004 (the "Inspection Period") to make investigations, examinations, inspections, market studies, feasibility studies, lease reviews, and tests relating to the Property and the operation thereof in order to determine, in Purchaser's sole opinion and discretion, the suitability of the Property for acquisition by Purchaser. Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate. In the event Purchaser so elects to terminate this Agreement, Seller shall be entitled to retain the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, and the balance of the Earnest Money shall be refunded by Seller to Purchaser, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination

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rights granted to Purchaser hereunder. Purchaser's delivery to Escrow Agent of the Second Deposit on or before the expiration of the Inspection Period shall be deemed Purchaser's approval of its investigation of the Property. If Purchaser fails to deliver the Second Deposit on or before the expiration of the Inspection Period, then Seller or Purchaser, until such time that Purchaser delivers the Second Deposit to Escrow Agent, may terminate this Agreement by giving written notice to the other party and the Earnest Money shall be returned to Purchaser.

      6. General Conditions Precedent to Purchaser's Obligations Regarding the Closing. In addition to the conditions to Purchaser's obligations set forth in Paragraph 5 above, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Purchaser to Seller:

            (a) Seller has complied with and otherwise performed, in all material respects each of the covenants and obligations of Seller set forth in this Agreement.

            (b) All representations and warranties of Seller as set forth in this Agreement shall be in all material respects true and correct when made and, except with respect to Section 8.(c) below, as of the date of Closing.

            (c) There has been no adverse change to the title to the Property since the effective date of the Title Commitment (as hereinafter defined) which has not been cured and the Title Company (as hereinafter defined) has issued an owner's title insurance commitment on the Land, the Ground Leases and Improvements and is prepared to issue to Purchaser upon the Closing a fee simple owner's title insurance policy on the Land, Ground Leases and Improvements which shall include only the Permitted Exceptions.

            (d) Purchaser shall have received by June 4, 2004, Tenant Estoppel Certificates (as defined in Section 9(d) below) from eighty percent (80%) (by square footage) of the Tenants occupying the Property, which shall include all Major Tenants (except Purchaser shall receive from GSA the "GSA Certificate" as defined below), duly executed by the corresponding Tenants. If Purchaser has not received the required amount of estoppels and the subordination non-disturbance and attornment agreements described in 6(e) below, then Seller shall be permitted to extend the Closing Date until five (5) days after the receipt of all such estoppels, to permit Seller to secure such estoppels.

            (e) Purchaser shall have received by June 4, 2004, a subordination, non-disturbance and attornment agreement from eighty percent (80%) (by square footage) of the Tenants occupying the Property (which shall include all Major Tenants) in a form consistent with those specified in Tenant's Leases (except for the GSA, for which the GSA Certificate shall be sufficient). Notwithstanding the foregoing, if Purchaser provides Seller with an alternate form of subordination, non-disturbance and attornment agreement prior to April 21, 2004 and Seller reasonably approves such alternate form (which Seller shall approve or disapprove within two (2) days of receipt), then Seller shall present such form to the Tenants, but Purchaser's obligations hereunder shall only be conditioned upon the receipt of subordination, non-disturbance and attornment

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      agreements in either the form attached to the Leases or the form provided to Seller on or before April 21,2004, or any combination thereof.

            (f) Eighty percent (80%) of the lessors under the Ground Leases shall have executed a consent, assignment and release agreement ("Consent") in the form of Exhibit "B-1" attached hereto consenting to the assignment of the Ground Leases to Purchaser and releasing Seller from all obligations under the Ground Leases and a separate estoppel certificate from the lessors under the Ground Leases indicating that Seller is not in default under the Ground Leases. Seller's failure to obtain such Consent and estoppel certificate shall not be considered a default hereunder and Seller shall be permitted to extend the Closing Date until five (5) days after the receipt of such consent and estoppel certificate, to permit Seller to secure them. Purchaser shall provide all documents requested by the lessors under the Ground Leases to approve the release of Seller thereunder and shall execute all documentation requested by the lessors related to Purchaser's assumption of the obligations under the Ground Leases. If on or before April 21, 2004 Purchaser provides Seller with an alternate form of estoppel certificate for the Ground Leases (addressing items other than those contained in Section 8(b) of the Ground Lease, which contains the procedures for the estoppel certificate to be furnished by the lessors under the Ground Leases) and Seller reasonably approves such alternate form of estoppel certificate (which Seller shall approve or disapprove within two (2) business days of receipt), then Seller shall present such form to the lessors under the Ground Leases, but the condition of receipt of estoppel certificates from the lessors under the Ground Leases shall be satisfied by either the receipt of an estoppel certificate as described in Section 8(b) of the Ground Leases or the alternate form of estoppel certificate provided by Purchaser. This condition is also a condition for Seller's benefit and, notwithstanding anything to the contrary contained in this Agreement, may not be waived by Purchaser without Seller's prior written consent.

            (g) Seller and Purchaser are simultaneously with the execution of this Agreement entering into an agreement for the purchase and sale of Seller's interest in real property located at 402 West Broadway in San Diego, California ("Related Agreement"). The Related Agreement shall close simultaneously with the Closing of this Agreement. This condition is also a condition for Seller's benefit and, notwithstanding anything to the contrary contained in this Agreement, may not be waived by Purchaser without Seller's prior written consent. Purchaser's default under the Related Agreement shall be deemed a default hereunder and shall entitle Seller to receive the Earnest Money as liquidated damages as provided in
      Section 15.

            (h) At the time of the Closing: (i) no Tenant occupying more than 25,000 rentable square feet shall be in monetary default under its Lease for a period exceeding thirty (30) days; (ii) no Tenant occupying more than 25,000 rentable square feet shall have given notice of its intention to vacate the Premises (or actually vacated the Premises) prior to the termination of its Lease (except for termination rights contained in the Tenant's Lease); and (iii) no Tenant occupying more than 25,000 rentable square feet shall have filed bankruptcy proceedings.

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In the event Purchaser shall terminate this Agreement as a result of the non-satisfaction of any of the foregoing conditions, Purchaser shall be entitled to an immediate return of the Earnest Money from Escrow Agent. The non-satisfaction of any of the foregoing conditions shall not, in and of itself, be construed to be a default by Seller hereunder.

      7. Title to the Property. Good and marketable fee simple record title to the Land and Improvements shall be conveyed by Seller to Purchaser by Grant Deed and leasehold title shall be conveyed by the free and clear of all liens, easements, restrictions, and encumbrances whatsoever, excepting only the matters set forth on Exhibit "C" attached hereto (hereinafter referred to as the "Permitted Exceptions").

            (a) Purchaser has obtained from New Century Title Company (herein referred to as "Title Company") its commitment (hereinafter referred to as the "Title Commitment") to issue to Purchaser upon the recording of both the Grant Deed conveying title to the Land and Improvements from Seller to Purchaser and the assignment of the Ground Leases, the payment of the Purchase Price, and the payment to the Title Company of the policy premium therefor, an ALTA owner's policy of title insurance, in the amount of the Purchase Price, insuring good and marketable fee simple record title to the Land and Improvements and leasehold interest in the Ground Leases to be in Purchaser without exception (including any standard exception) except for the Permitted Exceptions, which contains the following endorsements to the extent the same are available in the State of
      California: comprehensive, zoning, covenants and restrictions, creditor's rights, survey, and access (provided, however that Purchaser shall be solely responsible for the portion of the premium charged by the Title Company in order to upgrade the title policy from a CLTA policy to an ALTA policy and the cost of any premiums charged by Title Company in connection with any and all such endorsements). The title policy issued pursuant to the Title Commitment shall not contain any exception for mechanic's or materialmen's liens or any exception for unpaid taxes other than an exception for taxes for 2004 and subsequent years not yet due or payable. The title policy issued pursuant to the Title Commitment shall not contain any exception for rights of parties in possession other than an exception for the rights of the Tenants (as hereinafter defined), as tenants only, under the Leases. The title policy issued pursuant to the Title Commitment shall also contain such other special endorsements as Purchaser shall reasonably require (the "Endorsements"). Purchaser has delivered to Seller a true and complete copy of the Title Commitment.

            (b) Purchaser has also received Seller's most recent surveys of the Property. From time to time, Purchaser may request an update to the effective date of such Title Commitment or may update the date of the survey and give notice to Seller of all defects or objections appearing subsequent to the effective date of the Title Commitment (or previous update thereof) or survey, as the case may be (including any reduction of parking spaces). Seller agrees to cause the satisfaction and release of the monetary encumbrances on the Property in favor of Istar Financial. All matters disclosed by an updated Title Commitment and/or survey and not objected to by Purchaser within five (5) days after receipt of such updates shall be deemed to be additional "Permitted Exceptions"; provided, however, encumbrances created by Seller in violation of this

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      Agreement, taxes due and payable prior to Closing, and any mortgages, deeds of trust, mechanic's or materialmen's liens and other such monetary encumbrances shall in no event be deemed to be Permitted Exceptions.

            Seller shall have five (5) days after receipt of such notice of title defects or objections from Purchaser to advise Purchaser in writing which of such title defects or objections Seller does not intend to satisfy or cure; provided, however, Seller hereby agrees that Seller shall satisfy or cure prior to Closing any such defects or objections consisting of encumbrances created by Seller in violation of this Agreement, any taxes due and payable prior to Closing, and any mortgages, deeds of trust, mechanic's or materialmen's liens and other such monetary encumbrances. In the event Seller fails to give such written advice to Purchaser within such five (5) day period, Seller shall be deemed to have agreed to satisfy or cure all such defects or objections set forth in Purchaser's notice. If Seller shall advise Purchaser in writing that Seller does not intend to satisfy or cure any specific encumbrances which Seller is not obligated to satisfy or cure under the second preceding sentence, Purchaser may elect either (a) to terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be immediately refunded to Purchaser and this Agreement shall be of no further force or effect and Purchaser and Seller shall have no further rights, obligations or liabilities hereunder, except for the obligations hereunder which expressly survive termination, or (b) to accept title subject to such specific encumbrances, in which case such specific encumbrances shall become additional "Permitted Exceptions". Seller shall have until Closing to satisfy or cure all such defects and objections which Seller agreed (or is deemed to have agreed) to satisfy or cure as provided above. In the event Seller fails or refuses to cure any defects and objections which are required herein to be satisfied or cured by Seller prior to the Closing, then (i) Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be immediately refunded to Purchaser, and this Agreement shall be of no further force and effect and Purchaser and Seller shall have no further rights, obligations or liabilities hereunder, except for the obligations which expressly survive termination.

      8. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material:

            (a) Leases. Attached hereto as Exhibit "D" is a complete list setting forth all leases in effect relating to the Property and all modifications and amendments to such leases (such leases, as modified and amended, being herein collectively referred to as the "Leases" or individually as "Lease"). Seller has delivered to Purchaser complete and accurate copies of all of the Leases. Seller is the "landlord" under all of the Leases and owns unencumbered legal and beneficial title to all of the Leases and the rents and other income thereunder, subject only to the collateral assignment of the Leases and rents thereunder in favor of the holder of a deed of trust encumbering the Property, which deed of trust shall be cancelled and satisfied by Seller at the Closing. The lessees or tenants identified in the Leases are hereinafter collectively referred to as "Tenants" or individually as "Tenant".

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            (b)   Leases - Assignment. To the best of Seller's knowledge, no
      Tenant has assigned its interest in its Lease or sublet any portion of the premises leased to such Tenant under its Lease except as indicated on Exhibit "D".

            (c) Leases - Default. Except as shown on Exhibit "D-1" attached hereto, (i) Seller has not received any notice of termination or default under any of the Leases, (ii) to the best of Seller's knowledge, there are no existing or uncured defaults by Seller, by any predecessor landlord, or, by any Tenant under the Leases, (iii) to the best of Seller's knowledge there are no events which with passage of time or notice, or both, would constitute a default by Seller or by any Tenant, and, to the best of Seller's knowledge, Seller has complied with each and every material undertaking, covenant, and obligation of Seller under each Lease required to be performed or observed through the date hereof, (iv) no Tenant has asserted in writing to Seller any defense, set-off, or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent, or other charges pursuant to its Lease, and (v) to the best of Seller's knowledge, no Tenant is using its premises in violation of an "exclusive" granted to another Tenant or occupant of the Property.

            (d) Leases - Rents and Special Consideration. Except as reflected on the Tenant Concession and Commission Schedule attached hereto as Exhibit "E", no Tenant: (i) has prepaid rent for more than the current month under such Tenant's Lease, (ii) is entitled to receive any rent concession (not already taken) in connection with its tenancy under its Lease, (iii) is entitled to any special work (not yet performed) or consideration (not yet given) in connection with its tenancy, and (iv) has any deed, option, or other evidence of any right or interest in or to the Property, except for such Tenant's tenancy as evidenced by the express terms of the Tenant's Lease. Seller shall deliver to Purchaser at closing an amount equal to the undisbursed tenant allowance sums set forth in Exhibit "E".

            (e) Leases - Commissions. No rental, lease, or other commissions with respect to any Lease are payable to Seller, to any partner or member of Seller, any party affiliated with or related to Seller or any partner or member of Seller or to any third party whatsoever. All commissions payable under, relating to, or as a result of the Leases have been cashed-out and paid and satisfied in full by Seller or by Seller's predecessor in title to the Property, and no further commissions shall be due or payable as a result of any Lease, excluding, however, any brokerage commissions for any extension of the term of any Lease or any expansion of the space leased thereunder pursuant to the commission agreements described on the Tenant Concession and Commission Schedule attached hereto as Exhibit "E". Seller has delivered to Purchaser complete and accurate copies of all such commission agreements. Upon Closing, Seller shall have no further responsibility or liability for any brokerage commissions due upon any extension of the terms of any Lease or any expansion of the space leased thereunder, if any.

            (f) Leases - Acceptance of Premises. Seller has not received notice from any Tenant that such Tenant's premises are not in full compliance with the terms and provisions of such Tenant's Lease or are not satisfactory for such Tenant's purposes. None of the Tenants has indicated to Seller in writing its request or its intent to terminate its Lease prior to the expiration of the respective term of such Lease or to reduce the size of the premises leased by such Tenant.

            (g) Service Contracts. Attached hereto as Exhibit "F" is a complete and accurate list and description of all of the service contracts, management agreements, or other agreements (other than the Leases) which are in effect and which relate to the operation, management, or maintenance of the Property (said agreements being herein collectively referred to as the "Service Contracts"). Seller has provided Purchaser with complete and accurate copies of all Service Contracts. All such Service Contracts are in full force and effect in accordance with their respective provisions, all payments required to be made by Seller or the "Owner" thereunder have been paid in full, and, to the best of Seller's knowledge, there is no default, or claim of default, or any event which the passage of time or notice, or both, would constitute a default on the part of any party to any of such Service Contracts. All such Service Contracts are terminable without penalty or obligation to pay any severance or similar compensation on no more than thirty (30) days' notice, except as expressly set forth on Exhibit "F". Seller agrees to cancel, effective no later than the Closing, any of the Service Contracts specified by Purchaser in a written notice to Seller given at least thirty
      (30) days prior to the Closing. All Service Contracts are assignable by Seller to Purchaser and no Service Contract prohibits such assignment or provides for any right, claim, or cause of action against Purchaser or the Property upon such Assignment. Except as may otherwise be agreed in writing by Purchaser and Seller, Seller has cancelled or will cancel, effective as of the Closing, any agreement in the nature of a management agreement or service contract between Seller and any partner or member of Seller or any party affiliated with or related to Seller or any partner or member of Seller.

            (h) Warranties and Guaranties. Attached hereto as Exhibit "G" is a complete and accurate list and description of all of the warranties and guaranties of contractors, vendors, manufacturers and other parties which are known by Seller to be in effect and to relate to the Property.

            (i) No Other Agreements. Other than the Leases, the Service Contracts, and the Permitted Exceptions, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, that grant to any person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Property, any rights to acquire all or any part of the Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Property.

            (j) No Litigation. No actions, suits, or proceedings are pending, or to the best of Seller's knowledge have been threatened by any organization, person, individual, or governmental agency that concerns or affects the Property or Seller's right to perform its obligations hereunder except as listed on attached Exhibit "O". Seller also has no knowledge of any pending or threatened application for changes in the zoning applicable to the Property or any portion thereof.

            (k) Condemnation. No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to the best of Seller's knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

            (l) No Roll-Back Taxes. To the best of Seller's knowledge, the Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or to receive a reduction, abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up or roll-back ad valorem taxes in the future in order to recover the amounts previously reduced, abated or deferred.

            (m) No Assessments. To the best of Seller's knowledge, no assessments have been made against the Property that are unpaid, whether or not they have become liens, and no impact fees or similar charges or sums are payable as result of the construction of the Improvements.

            (n) Certificates. There are presently in effect permanent certificates of occupancy, licenses, and permits as may be required for the Property, and the present use and occupation of the Property is in compliance and conformity with the certificates of occupancy and all licenses and permits. Within three (3) days after the effective date of this Agreement, Seller shall provide Purchaser with complete and accurate copies of all such Certificates of Occupancy, licenses and permits that are known by Seller to relate to the Property and which are in the possession or control of Seller. To the best of Seller's knowledge, there has been no notice or request of any municipal department, insurance company or board of fire underwriters (or organization exercising functions similar thereto), directed to Seller and requesting the performance of any work or alteration in respect to the Property which has not been complied with.

            (o) Compliance With Governmental Requirements. Seller has received no notice of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property, including any legal requirements with respect to the use, occupancy or construction of the Improvements. To the best of Seller's knowledge, the Property is currently zoned in a classification such as will permit the operation of the Property as office buildings and the conditions, if any, to the granting of the zoning of the Property have been satisfied. To the best of Seller's knowledge, the Property is not located in a wetland area or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization or in an area of special risk with respect to earth movement, rising groundwater, or other natural hazards.

            (p) Utilities. To the best of Seller's knowledge, all utilities necessary for the use of the Property as an office building of the size and nature situated thereon, including water, sanitary sewer, storm sewer, natural gas, electricity, and telephone, are installed and operational, and such utilities either enter the Property through adjoining public streets, or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements which inure to the benefit of the Property.

            (q) Surveys. Seller has heretofore delivered to Purchaser the most current boundary and "as-built" surveys of the Land and Improvements in the possession or control of Seller.

            (r) Initial Utility Charges. All installation and connection charges for utilities serving the Property have been paid in full.

            (s) No Liens. Except for the contractors, subcontractors, and other persons or entities described in the form of Owner's Declaration provided by the Title Company, all contractors, subcontractors, and other persons or entities furnishing work, labor, materials, or supplies by or at the instance of Seller for the Property have been paid in full and, other than routine ongoing charges pursuant to the Service Contracts, there are no claims against the Property or Seller in connection therewith.

            (t) No Liens Upon Building Service Equipment. None of the fixtures, equipment, apparatus, fittings, machinery, appliances, furniture, furnishings, and articles of personal property attached or appurtenant to, or used in connection with the occupation or operation of, all or any part of the Property are leased by Seller from third parties, and all of same which are owned by Seller, including the Personal Property, are free of any and all liens, encumbrances, charges, or adverse interests, except for the security interest granted to the holder of the existing deed of trust encumbering the Property, which security interest shall be terminated or cancelled at the time of the Closing.

            (u) Tax Returns. All property tax returns required to be filed by Seller relating to the Property under any law, ordinance, rule, regulation, order, or requirement of any governmental authority have been, or will be, as the case may be, truthfully, correctly, and timely filed.

            (v) Employees. There are no employment, collective bargaining, or similar agreements or arrangements between Seller and any of its employees or others that will be binding on Purchaser or any of Purchaser's successors in title.

            (w) Bankruptcy. Seller is solvent and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller's properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

            (x) Pre-existing Right to Acquire. No person or entity has any right or option to acquire the Property or any portion thereof that will have any force or effect after execution hereof.

            (y) Authorization. Seller is a duly organized and validly existing limited liability company under the laws of the State of California and has duly registered and is qualified to transact business in the State of California. This Agreement has been duly authorized and executed on behalf of Seller, all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose, and this Agreement constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor's rights. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) be in violation of Seller's Articles of Organization or Operating Agreement, (ii) conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller, or (iii) constitute a breach of any evidence of indebtedness or agreement of which Seller is a party or by which Seller is bound.

            (z) Seller Not a Foreign Person. Seller is not a "foreign person" which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

            (aa) Hazardous Substances. To the best of Seller's knowledge, and except as otherwise disclosed in the environmental reports delivered to Purchaser by Seller, (i) no "hazardous substances", as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.
      Section 6901, et seq., and the rules and regulations promulgated pursuant to these acts, any so-called "super-fund" or "super lien" laws or any applicable state or local laws, nor any other pollutants, toxic materials, or contaminants have been or shall prior to Closing be discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on the Property, (ii) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Property, (iii) no polychlorinated biphenyls are located on or in the Property, in the form of electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or any other device or form, (iv) no underground storage tanks are located on the Property or were located on the Property and subsequently removed or filled, (v) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to hazardous substances is proposed, threatened, anticipated or in existence with respect to the Property, and (vi) the Property has not previously been used as a landfill, cemetery, or as a dump for garbage or refuse.

At Closing, Seller and Purchaser shall represent and warrant to each other that all such representations and warranties of each party in this Agreement remain true and correct as of the date of the Closing, except for any changes in any such representations or warranties that occur and are disclosed by the party making such representation or warranty (either to Purchaser or Seller, as the case may be), expressly and in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by such party to the date of Closing. Each and all of the express representations and warranties made and given by Seller or Purchaser herein shall survive the execution and delivery of the Grant Deed by Seller to Purchaser for a period of six (6) months after the Closing, except to the extent that a notice of breach of any representation or warranty has been given prior to such expiration. If there is any material change in any of Seller's representations or warranties and Seller does not cure or correct such changes prior to Closing, then Purchaser may, at Purchaser's option, (i) close and consummate the transaction contemplated by this Agreement, except that after such closing and consummation Purchaser shall have the right to seek monetary damages from Seller for any such changes willfully caused by Seller or any such representations or warranties willfully breached by Seller, or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned to Purchaser, and thereafter the parties hereto shall have no further rights or obligations hereunder, except only (1) for such rights or obligations that, by the express terms hereof, survive any termination of this Agreement and (2) that Purchaser shall have the right to seek monetary damages from Seller for any changes in such representations and warranties willfully caused by Seller or any such representations and warranties willfully breached by Seller.

      Whenever a representation or warranty is made in this Agreement "to the best knowledge of Seller", such representation and warranty is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date of such representation or warranty is made of Mark Schlossberg, principal of Seller having responsibility for the management, operation and sale of the Property, without attribution to Mark Schlossberg of facts and matters otherwise within the personal knowledge of any other principals or employees of Seller or third parties. Mark Schlossberg shall have no personal liability or obligation hereunder to Purchaser nor shall such individuals owe any duty whatsoever to Purchaser.

      9. Seller's Additional Covenants. Seller does hereby further covenant and agree as follows:

            (a) Operation of Property. Seller hereby covenants that, from April 27, 2004 up to and including the date of Closing, Seller shall: (i) not modify, amend, or terminate any of the Leases or enter into any new lease, contract, or other agreement respecting the Property, unless Seller obtains the prior written consent to same from Purchaser, (ii) not waive any rights of Seller under any Lease or material contract, (iii) not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, and
      (iv) cause the Property to be operated, maintained, and repaired in the same manner as the Property is currently being operated, maintained, and repaired. Seller shall give notice and copies of any documents to Purchaser within three (3) days of execution if Seller undertakes any of the actions described in this Section 9(a) between the Effective Date and April 27, 2004.

            (b) Removal of Personal Property. Seller shall neither transfer nor remove any Personal Property or fixtures from the Property after the date of this Agreement except for the purposes of replacement thereof, in which case such replacements shall be promptly installed and shall be comparable in quality to the items being replaced.

            (c) Preservation of Leases. Seller shall, from and after the date of this Agreement to the date of Closing, use its best efforts to perform and discharge all of the duties and obligations and shall otherwise comply with every covenant and agreement of the landlord or lessor under the Leases, at Seller's expense, in the manner and within the time limits required thereunder. Furthermore, Seller shall, for the same period of time, use diligent and good faith efforts to cause the Tenants under the Leases to perform all of their respective duties and obligations and otherwise comply with each and every one of their covenants and agreements under such Leases and shall take such actions as are reasonably necessary to enforce the terms and provisions of such Leases.

            (d) Tenant Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser fully completed estoppel certificates from eighty percent (80%) of the Tenants of the Property (by square footage) occupying the Property as of the Closing, which eighty percent (80%) shall include all Tenants of the Property occupying more than 10,000 rentable square feet at the time of the Closing (including, without limitation, GSA) (each a "Major Tenant") in the form attached hereto as Exhibit "H" (herein referred to as the "Tenant Estoppel Certificates"), duly executed by the Tenant thereunder. Notwithstanding the foregoing, with respect to GSA, which is a Major Tenant, Seller shall obtain a letter in the form of Exhibit "H-1" (herein referred to as the "GSA Certificate") in lieu of a Tenant Estoppel Certificate. Seller shall use all reasonable efforts to cause the executed Tenant Estoppel Certificates and GSA Certificate to be delivered to Purchaser prior to June 4, 2004. If Purchaser furnishes an alternate form of estoppel certificate to Seller on or before April 21, 2004 and Seller reasonably approves such alternate form (which Seller shall approve or disapprove within two (2) business days of receipt), then Seller will present such alternate certificate to the Tenants, but Purchaser's obligations as described in Section 6.(d) of this Agreement shall be conditioned upon the receipt of estoppel certificates from the Tenants in the form of either the attached Exhibit "H" or "H-1", as the case may be, or the form that Purchaser provides to Seller on or before April 21, 2004, or any combination thereof. The Tenant Estoppel Certificates and GSA Certificate shall be executed as of the date not more than sixty (60) days prior to Closing. Purchaser's obligations under this Agreement shall be conditioned upon Purchaser receiving an executed Estoppel Certificate (and, with respect to GSA, the GSA Certificate) from eighty percent (80%) (by square footage) of the Tenants (including the Major Tenants) prior to June 4, 2004, as such date may be extended pursuant to Paragraph 6(d) above.

            (e) Insurance. From and after the date of this Agreement to the date and time of Closing, Seller shall, at its expense, continue to maintain the same special form/"all risk" insurance covering the Property which is currently in force and effect.

            (f) Tenant Correspondence. From and after the date of this Agreement to the date and time of Closing, Seller shall furnish to Purchaser, promptly upon Seller's receipt, copies of notices from and correspondence with any Tenant occupying greater than 25,000 rentable square feet with respect to such Tenant's bankruptcy, vacating of the Property or default under its Lease..

      10. Closing. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, it being fully understood and agreed, however, that Purchaser may waive expressly and in writing, at or prior to Closing, any conditions for its sole benefit that are unsatisfied or unperformed at such time, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the "Closing") shall be held on or before June 11, 2004 ("Closing Date"), at an office in San Diego, California at such specific office, and at such specific time and date as shall be designated by Purchaser in a written notice to Seller not less than three (3) business days prior to Closing. In the event Purchaser fails to give such notice of the time, date and place of Closing, the Closing shall occur at 1:30 p.m. on the last date for such Closing as provided above, at the San Diego, California office of the Title Company. Notwithstanding the foregoing, if the conditions in this Agreement are not satisfied or waived by the party benefited by such conditions on or before August 31, 2004, then either party may thereafter terminate this Agreement by written notice to the other party and Escrow Agent.

      11. Seller's Closing Documents. For and in consideration of, and as a condition precedent to Purchaser's delivery to Seller of the Purchase Price described in Paragraph 3 hereof, Seller shall obtain or execute, at Seller's expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

            (a) Grant Deed. A Grant Deed conveying to Purchaser marketable fee simple title to the Land and Improvements, together with all rights, members, easements, and appurtenances thereof, subject only to the Permitted Exceptions. The legal description set forth in the Grant Deed shall be identical to Exhibit "A" attached hereto. In the event the as-built survey of the Land and Improvements updated by Purchaser shall differ from the legal description set forth on Exhibit "A" hereto, Seller shall, if required by Purchaser, execute and deliver to Purchaser a quitclaim deed containing a legal description based upon such updated as-built survey;

            (b) Assignment of Ground Leases. An assignment of the tenant's interest in the Ground Leases in a form permitted pursuant to the Ground Leases.

            (c) Bill of Sale. A Bill of Sale conveying to Purchaser marketable title to the Personal Property in the form and substance of Exhibit "J" attached hereto;

            (d) Blanket Transfer. A Blanket Transfer and Assignment in the form and substance of Exhibit "K" attached hereto;

            (e) Assignment and Assumption of Leases. An Assignment and Assumption of Leases in the form and substance of Exhibit "L" attached hereto, assigning to Purchaser all of Seller's right, title, and interest in and to the Leases and the rents thereunder;

            (f) Seller's Affidavit. A customary Seller's Affidavit in the form required by the Title Company;

            (g) FIRPTA Certificate. A FIRPTA Certificate in the form and substance of Exhibit "M" attached hereto;

            (h) Surveys and Plans. Such surveys, site plans, plans and specifications, and other matters relating to the Property as are described in subparagraph (a) of the Blanket Transfer and Assignment and are in the possession or control of Seller;

            (i) Certificates of Occupancy. Original Certificates of Occupancy for all space within the Improvements, to the extent same are in the possession or control of Seller;

            (j) Leases. An original executed counterpart of each Lease and any guaranties thereof;

            (k) Service Contracts. An original executed counterpart of each Service Contract;

            (l) Limited Liability Company Consent. A certified consent to this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, signed by all members of Seller, together with written authorization of such members authorizing the execution and delivery of documents required hereunder, and designating and guaranteeing the signatures of the manager(s) or member(s) of Seller who are to execute and deliver all such documents on behalf of Seller;

            (m) Keys and Records. All of the keys to any doors or locks on the Property and the original tenant files and other books and records relating to the Property in Seller's possession or control;

            (n) Tenant Notices. Notice from Seller to the Tenants of the sale of the Property to Purchaser in such form as Purchaser shall reasonably approve;

            (o) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

            (p) Non-Cash Security Deposits. Seller cause to be transferred into Purchaser's name any non-cash security deposits held pursuant to the Leases and shall provide documentation evidencing such transfer; and

            (q) Other Documents. Such other documents as shall be reasonably required by Purchaser's counsel.

      12. Purchaser's Closing Documents. Purchaser shall obtain or execute, at Purchaser's expense, and deliver to Seller at Closing the following documents, all of which shall be duly executed and acknowledged where required and shall survive the Closing:

            (a) Blanket Transfer. A Blanket Transfer and Assignment in the form and substance of Exhibit "K" attached hereto;

            (b) Assignment and Assumption of Leases. The Assignment and Assumption of Leases in the form and substance of Exhibit "L" attached hereto;

            (c) Assignment of Ground Leases. Any documentation requested by lessors under the Ground Leases to assign the Ground Leases to Purchaser and release Seller from all obligations under the Ground Leases.

            (d) Settlement Statement. A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

            (e) Corporate Resolution. A copy of a resolution of the Board of Directors of Purchaser, certified by the Secretary or Assistant Secretary of the corporate general partner of Purchaser to be in force and unmodified as of the date and time of Closing, authorizing the execution and delivery of documents required hereunder, and designating and guaranteeing the signatures of the officers of the corporate general partner of Purchaser who are to execute and deliver all such documents on behalf of the corporate general partner of Purchaser;

            (f) Other Documents. Such other documents as shall be reasonably required by Seller's counsel.

      13. Closing Costs. Seller shall pay the cost of the Title Commitment, including the cost of the examination of title to the Property made in connection therewith, the cost (which may be a credit to Purchaser) of the premium payable for a CLTA form owner's policy of title insurance issued pursuant to the Title Commitment, (except for any additional cost attributable to the Endorsements or increased costs based on Purchaser's request to use an ALTA form of title insurance), the cost of any state, county or municipal transfer taxes imposed upon the conveyance of the Property pursuant hereto, the attorneys' fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the recording fees on both the Grant Deed (and quitclaim deed if required pursuant to Paragraph 11[a] hereof) and the assignment of Ground Leases of the Property from Seller to Purchaser to be recorded in connection with this transaction, the additional cost of the Title Policy attributable to the Endorsements, the cost of any title insurance coverage for Purchaser's lender, the additional cost of the issuance of a ALTA form instead of an CLTA form of title policy, the costs of updating the survey, the attorneys' fees of Purchaser, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto.

      14. Prorations. The following items shall be prorated and/or credited between Seller and Purchaser as of 12:00 a.m. on the date of Closing:

            (a) Rents. Rents, additional rents, operating costs, and other income of the Property (other than security deposits) collected by Seller from the Tenants for the month of Closing shall be prorated as of 12:00 a.m. on the date of Closing. Purchaser shall also receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for any rents or other sums (not including security deposits) prepaid by the Tenants for any period following the month of Closing, or otherwise. Purchaser shall receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for the total sum of all security deposits paid by Tenants under Leases and not theretofore applied to delinquent rent and other charges payable by the applicable Tenant. Seller hereby acknowledges that Purchaser shall not be legally responsible to Seller for the collection of any uncollected rent or other income under any of the Leases that is past due or otherwise due and payable as of the date of Closing. Purchaser agrees that if (i) a Tenant is in arrears on the date of Closing in the payment of rent or other charges under such Tenant's Lease, and (ii) upon Purchaser's receipt of any rental or other payment from such Tenant, such Tenant is, or after application of a portion of such payment will be, current under such Lease in the payment of all accrued rental and other charges that become due and payable on the date of Closing or thereafter and in the payment of any other obligations of such Tenant to Purchaser, then Purchaser shall refund to Seller, out of and to the extent of the portion of such payment remaining after Purchaser deducts therefrom any and all sums due and owing it from such Tenant from and after the date of Closing, an amount up to the full amount of any arrearage existing on the date of Closing.

            (b) Property Taxes. City, state, county, and school district ad valorem taxes based on the ad valorem tax bills for the Property, if then available, or if not, then on the basis of the latest available tax figures and information and applicable statutory increases. Should such proration be based on such latest available tax figures and information and applicable statutory increases and prove to be inaccurate on receipt of the ad valorem tax bills for the Property for the year of Closing, either Seller or Purchaser, as the case may be, may demand at any time after Closing a payment from the other correcting such malapportionment. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for the Property for the year of Closing or any prior year, any additional tax payment for the Property required to be paid with respect the year of Closing (excluding any increase in taxes solely as a consequence of the "transfer of ownership" to Seller and excluding any increase in taxes solely as a consequence of tenant improvement work completed after Closing) shall be prorated between Purchaser and Seller and any such additional tax payment for the Property for any year prior to the year of Closing shall be paid by Seller. This agreement shall expressly survive the Closing.

            (c) Utility Charges. Except for utilities which are the direct responsibility of the Tenants to the applicable public or private utilities supplier, Seller shall pay all utility bills received prior to Closing and shall be responsible for utilities furnished to the Property prior to Closing. Purchaser shall be responsible for the payment of all bills for utilities furnished to the Property subsequent to the Closing. Seller and Purchaser hereby agree to prorate as of midnight preceding the date of Closing and pay their respective shares of all utility bills received subsequent to Closing (if they include a service period prior to the date of Closing), which agreement shall survive Closing. Seller shall be entitled to all deposits presently in effect with the utility providers.

            (d) Service Contracts. Charges under the Service Contracts shall be prorated as of midnight preceding the date of Closing.

            (e) Other Tenant Charges. Where the Leases contain Tenant obligations for taxes, common area expenses, operating expenses or additional charges of any nature, and where Seller shall have collected on an estimated basis any portion thereof in excess of amounts owed by Seller for such items for the period prior to the date of Closing, then there shall be an adjustment and credit given to Purchaser on the date of Closing for such excess amounts collected. Purchaser shall apply all such excess amounts to the charges owed by Purchaser for such items for the period after the date of Closing, and if required by the Leases, shall rebate or credit Tenants with any remainder. If it is determined subsequent to the Closing that the amount collected during Seller's ownership period exceeded expenses incurred during the same period by more than the amount previously credited to Purchaser at Closing, then Seller shall promptly pay to Purchaser the deficiency. If it is determined subsequent to Closing that the amount collected during Seller's ownership period exceeded expenses incurred during the same period by less than the amount previously credited to Purchaser at Closing, then Purchaser shall promptly pay to Seller the overpayment.

            (f) Tenant Inducements and Unpaid Commissions. Seller shall pay all leasing commissions in connection with any Lease executed on or before the effective date of this Agreement (including leasing commissions attributable to the exercise by the Tenants of any expansion or extension options set forth in the Lease which are not exercised until after the Closing). Purchaser shall be entitled to a credit against the Purchase Price for the total sum of any unexpired concessions under any Leases to the extent they apply to any period after the Closing. Purchaser shall also be entitled to a credit against the Purchase Price for the total sum of any remaining improvement allowances the payment of which may become the obligation of the landlord or lessor under the Leases after the Closing, but Purchaser shall receive no such credit against the Purchase Price for any improvement allowances payable by the landlord or lessor under the Leases as a result of the exercise by a Tenant after the Closing of any expansion or extension option in such Tenant's Lease.

      15. Purchaser's Default. THE PARTIES AGREE THAT IT WOULD BE EXTREMELY IMPRACTICAL AND DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF PURCHASER'S DEFAULT HEREUNDER, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS PARAGRAPH REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE
SECTION 1671, 1676, AND 1677. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS PARAGRAPH. IN THE EVENT OF DEFAULT BY PURCHASER UNDER THE TERMS OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY DEFAULT OR FAILURE TO CLOSE UNDER THE RELATED AGREEMENT), SELLER'S SOLE AND EXCLUSIVE REMEDY SHALL BE TO RECEIVE THE EARNEST MONEY AS LIQUIDATED DAMAGES AND THEREAFTER THE PARTIES HERETO SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS

HEREUNDER WHATSOEVER. THE LIMITATIONS ON PURCHASER'S LIABILITY UNDER THIS PARAGRAPH 15 SHALL BE INAPPLICABLE TO THE LIABILITY OF PURCHASER FOR PAYMENTS, IF ANY, DUE BY PURCHASER TO SELLER UNDER PARAGRAPH 4 HEREOF.

                                                            /s/ A.W.T.
              _________________                      --------------------
              SELLER'S INITIALS                      PURCHASER'S INITIALS

      16. Seller's Default. In the event of default by Seller under the terms of this Agreement, except as otherwise specifically set forth herein, at Purchaser's option: (i) Purchaser may terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned by Escrow Agent to Purchaser, and the parties hereto shall have no further rights or obligations hereunder whatsoever; or (ii) Purchaser shall be entitled to an immediate refund of all but $25.00 of the Earnest Money and to pursue against Seller the remedy of specific performance.

      17. Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within thirty (30) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this Paragraph 17, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those obligations that expressly survive the termination hereof. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as hereinabove provided, Purchaser shall be permitted to participate in the proceedings as if Purchaser were a party to the action. Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser's prior written consent thereto in each case.

      18. Damage or Destruction. If any of the Improvements shall be destroyed or damaged prior to the Closing, and if either the estimated cost of repair or replacement exceeds One Million Dollars ($1,000,000.00) or the damage results in the termination of one or more of the Leases that together comprise more than fifty thousand (50,000) rentable square feet, Purchaser may, by written notice given to Seller within twenty (20) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the Earnest Money shall immediately be returned by Escrow Agent to Purchaser and the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect, except for those obligations that expressly survive the termination hereof. If Purchaser does not elect to terminate this Agreement pursuant to this Paragraph 18, or has no right to terminate this Agreement (because the damage or destruction does not exceed One Million Dollars ($1,000,000.00) and has not resulted in the termination of one or more of the Leases that together comprise more than fifty thousand (50,000) rentable square feet), and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage under the insurance required to be maintained by Seller pursuant to Paragraph 9(a) hereof (less amounts of insurance theretofore received and applied by Seller to costs actually incurred for restoration). Seller shall not settle or release any damage or destruction claims without obtaining Purchaser's prior written consent in each case. All said insurance proceeds received by Seller by the date of Closing shall be paid by Seller to Purchaser at Closing, together with the lesser of (i) that amount necessary to cover any difference between the amount of such proceeds and the estimated cost of repair or replacement, or (ii) the amount of the deductible under Seller's all-risk property damage insurance policy. In addition, at Closing, Seller shall pay over to Purchaser, and assign to Purchaser, all proceeds of any rent loss insurance for the period of time commencing on the date of Closing. If the amount of said casualty or rent loss insurance proceeds is not settled by the date of Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments in order that Purchaser receive all of Seller's right, title, and interest in and under said insurance proceeds.

      19.   As Is Purchase: Indemnity; Release.

            (a) Purchaser hereby acknowledges, represents, warrants, covenants and agrees that as a material inducement to Seller to execute and accept this Agreement and in consideration of the performance by Seller of its duties and obligations under this Agreement, the sale of the Property hereunder is and will be made on an "as is, where is" basis except as otherwise expressly provided in this Agreement including Paragraph 8, and that except as otherwise expressly provided in this Agreement including Paragraph 8 and all documents delivered to Purchaser at Closing, Seller has not made, does not make and specifically negates and disclaims any representations, warranties or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, future or otherwise, of, as to, concerning or with respect to the Property, including, without limitation: (1) the existence of hazardous materials upon the Property or any portion thereof; (2) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and faulting; (3) whether or not and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard; (4) drainage; (5) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring; (6) usages of adjoining properties; (7) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, durability, structural integrity, operation, title to, or physical or financial condition of the real property or any portion thereof, or any rights or claims on or affecting or pertaining to the Property or any part thereof including, without limitation, whether or not the improvements comply with the requirements of Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. Sections 12181-12183, 12186(b) - 12189 and related regulations; (8) the presence of hazardous materials in or on, under or in the vicinity of the Property; (9) the square footage of the Land or the Improvements; (10) improvements and infrastructure, if any; (11) development rights and extractions; (12) water or water rights; (13) the development potential for the Property; (14) the ability of purchaser to rezone the Property or change the use of the Property; (15) the ability of purchaser to acquire adjacent properties; (16) the existence and possible location of any underground utilities; (17) the existence and possible location of any encroachments; (18) whether the improvements were built, in whole or in part, in compliance with applicable building codes; (19) the status of any life-safety systems in the improvements; (20) the character of the neighborhood in which the Property is situated; (21) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws; and(or) (22) the merchantability of the Property or fitness of the Property for any particular purpose (Purchaser affirming that Purchaser has not relied on Seller's skill or judgment to select or furnish the Property for any particular purpose, and that Seller makes no warranty that the Property is fit for any particular purpose).

            Purchaser acknowledges that as of the expiration of the Inspection Period, Purchaser shall have completed all physical and financial examinations relating to the Property hereunder and will acquire the same solely on the basis of such examinations and the title insurance protection for the Property afforded by Purchaser's title policy and not on any information provided or to be provided by Seller except for representations and warranties and indemnities otherwise expressly provided in this Agreement including Paragraph 8 and all documents delivered to Purchaser at Closing. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information except for representations and warranties and indemnities otherwise expressly provided in this agreement including Paragraph 8 and all documents delivered to Purchaser at Closing. Seller shall not be liable for any negligent misrepresentation or any failure to investigate the Property nor shall Seller be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, furnished by Seller, or by any real estate broker, agent, representative, employee, servant or other person acting on Seller's behalf except for representations and warranties and indemnities expressly provided in this Agreement including Paragraph 8 and all document delivered to Purchaser at Closing. It is acknowledged and agreed that the Property is sold by Seller and purchased by Purchaser subject to the foregoing.

            The Closing of the purchase of the Property by Purchaser hereunder shall be conclusive evidence that: (a) Purchaser has fully and completely inspected (or has caused to be fully and completely inspected) the Property; (b) Purchaser accepts the Property as being in good and satisfactory condition and suitable for Purchaser's purposes; and (c) the Property fully complies with Seller's covenants and obligations hereunder, except for any breach of representations and warranties and indemnities expressly provided in this Agreement including Paragraph 8.

            Without limiting the generality of the foregoing, except for reliance on representations and warranties and indemnities expressly provided in this Agreement including Paragraph 8 and all documents delivered to Purchaser at Closing. Purchaser shall perform and rely solely upon its own investigation concerning its intended use of the Property, and the Property's fitness therefor. Purchaser further acknowledges and agrees that Seller's cooperation with Purchaser whether by providing the Property documents or permitting inspection of the Property, shall not be construed as any warranty or representation, express or implied, of any kind with respect to the Property, or with respect to the accuracy, completeness, or relevance of the due diligence documents, provided that the foregoing shall not be a limitation or modification of the representations and warranties and indemnities expressly provided in this Agreement including Paragraph 8 all documents delivered to Purchaser at Closing.

            (b) Indemnity. For the purposes of this Paragraph 19(b), the term "Claims" shall mean any and all claims, obligations, liabilities, causes of action, suits, debts, liens, damages, judgments, losses, demands, orders, penalties, settlements, costs and expenses (including, without limitation, attorneys' fees and any and all costs and expenses related to, whether directly or indirectly, any and all clean-up, remediation, investigations, monitoring, abatement, mitigation measures, fines or removal with respect to Hazardous Materials) of any kind or nature whatsoever. Each and every provision of this Paragraph 19(b) shall survive the Closing. Purchaser acknowledges that but for Purchaser's agreement to each and every provision of this Paragraph 19(b), Seller would not have entered into this Agreement. Purchaser, on behalf of itself, its successors, assigns and successors-in-interest ("Successors"), hereby agrees to indemnify, defend (with legal counsel selected by Seller) and hold Seller and its Successors harmless from any and all Claims resulting from, related to, or based upon, whether directly or indirectly: (i) the breach by Purchaser of any representation, warranty, covenant or obligation contained in this Agreement or in any other document delivered by Purchaser at Closing; and (ii) any Claim or Claims, if the basis of such Claim or Claims arose on or after the Closing Date except as noted in subparagraph (iv), and if the basis of such Claim or Claims arose from, is based upon, relates to or pertains to, directly or indirectly, the operation, management and use of the Property; (iii) any Claim or Claims which Claim or Claims (or the basis for which) arose from, is based upon, relates to or pertains to, directly or indirectly, any act or omission of Purchaser; and (iv) any Claim or Claims that relate to the condition of the Property or any defects therein, regardless of whether said condition or the cause of the same arose either before or after the Closing Date, including any judgment, order or settlement under or otherwise pursuant to the lawsuit. Each and every provision of this paragraph shall survive the Closing and but for Purchaser's agreement to each and every provision of this Paragraph 19(b), Seller would not have executed this Agreement.

            (c) Release and Section 1542 Waiver. Except for Claims for Seller's breach of representations and warranties of Seller provided in this Agreement including Paragraph 8 and the Closing documents delivered to Purchaser at Closing, Purchaser for itself and on behalf of each of its Successors (collectively, the "Releasors") by this general release of known and unknown claims (this "Release") hereby irrevocably and unconditionally release and forever discharge Seller and each of its Successors (collectively, the "Releasees") or any of them, from and against any and all Claims of any kind or nature whatsoever, WHETHER KNOWN OR UNKNOWN, suspected or unsuspected, fixed or contingent, liquidated or unliquidated which any of the Releasors now have, own, hold, or claim to have had, owned, or held, against any of the Releasees arising from, based upon or related to, whether directly or indirectly any facts, matters, circumstances, conditions or defects (whether patent or latent) of all or any kinds, related to, arising from, or based upon, whether directly or indirectly, the Property, including without limitation the presence of Hazardous Materials in, on, about or under the Real Property or which have migrated from adjacent lands to the Real Property or from the Property to adjacent lands.

            Except for Claims for Seller's breach of representations and warranties of Seller provided in this Agreement including Paragraph 8 and representations and warranties in the documents delivered to Purchaser at Closing, Releasors hereby further agree as follows:

                        (i) Releasors acknowledge that there is a risk that subsequent to the execution of the Release set forth herein, Releasors may discover, incur, or suffer from Claims which were unknown or unanticipated at the time this Release is executed, including, without limitation, unknown or unanticipated Claims which, if known by Releasors on the date this Release is being executed, may have materially affected Releasors' decision to execute this Release. Releasors acknowledge that Releasors are assuming the risk of such unknown and unanticipated Claims and agree that this Release applies thereto. Releasors expressly waive the benefits of Section 1542 of the California Civil Code, which reads as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                        (ii) Releasors represent and warrant that Releasors have been represented by independent counsel of Releasors' own choosing in connection with the preparation and review of the Release set forth herein, that Releasors have specifically discussed with such counsel the meaning and effect of this Release and that Releasors have carefully read and understand the scope and effect of each provision contained herein. Releasors further represent and warrant that Releasors do not rely and have not relied upon any representation or statement made by any of the Releasees or any of their representatives, agents, employees, attorneys or officers with regard to the subject matter, basis or effect of this Release.

                        (iii) Releasors represent and warrant to Releasees that
            Releasors have not and shall not assign or transfer or purport to assign or transfer any Claim or Claims or any portion thereof or any interest therein, and agree to indemnify, defend, and hold the Releasees harmless from and against any Claim or Claims based on or arising out of, whether directly or indirectly, any such assignment or transfer, or purported assignment or transfer.

      20. Assignment. This Agreement and Purchaser's rights, duties, and obligations hereunder may not be delegated, transferred, or assigned by Purchaser without the prior written consent of Seller, and any assignee or transferee proposed by Purchaser shall expressly assume all of Purchaser's duties, liabilities and obligations under this Agreement by written instrument delivered to Seller. Notwithstanding the foregoing to the contrary, this Agreement, and Purchaser's rights and duties hereunder, may be freely assigned and transferred to an entity managed or controlled by Purchaser. In the event of any such transfer or assignment, Seller shall look solely to such transferee or assignee for the performance of all obligations, covenants, conditions, and agreements imposed upon Purchaser pursuant to the terms of this Agreement. For purposes of this Paragraph 20, the term "control" shall mean a twenty percent (20%) ownership in the applicable entity. Seller shall have the right to transfer all or any portion of the Property to its constituent members and principals prior to the Closing and such transferees of the Property shall take the Property subject to the obligations of Seller under this Agreement.

      21. Broker's Commission. Upon the Closing, and only in the event of Closing, Seller shall pay to Grubb & Ellis ("Broker") in cash or its equivalent a real estate sales commission pursuant to a separate agreement between Seller and Broker. Broker does hereby agree that, in the event the sale contemplated hereby is for any reason not consummated, then no commission shall have been earned, and none shall be payable. Seller shall and does hereby indemnify and hold harmless Purchaser from and against any claim, whether or not meritorious, for any real estate sales commission, finder's fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Seller, including any claim asserted by Broker. Likewise, Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim, whether or not meritorious, for any real estate sales commission, finder's fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser, except any such claim asserted by Broker. This Paragraph 21 shall survive the Closing or any termination of this Agreement.

      22. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, by hand, facsimile transmission or sent by U.S. certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:                    Triple Net Properties, LLC
                              1551 N. Tustin Avenue, Suite 200
                              Santa Ana, California
                              Attn: Ms. Theresa Hutton
                              Facsimile No.: (714) 667-6860

with a copy to:               Hirschler Fleischer
                              701 East Byrd Street, 15th Floor
                              Richmond, Virginia 23219
                              Attn: Louis J. Rogers, Esq.
                              Facsimile No.: (804) 644-0957

SELLER:                       400 West Broadway, LLC
                              c/o Mr. Mark Schlossberg
                              402 West Broadway, Suite 1290
                              San Diego, California  92101
                              Facsimile: (619) 239-7999

with a copy to:               400 West Broadway, LLC
                              c/o Mr. Barry Baker
                              402 West Broadway, Suite 1290
                              San Diego, California 92101
                              Facsimile: (619) 239-7999

with a copy to:               Seltzer Caplan McMahon Vitek
                              c/o David J. Dorne, Esq.
                              750 B Street, Suite 2100
                              San Diego, California  92101
                              Facsimile: (619)   702-6806

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmarked date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received on the date of delivery, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the first business day after the date of transmission of such notice and confirmation of such transmission.

      23. Possession. Seller shall grant possession of the Property to Purchaser on the date of Closing, subject only to the Leases and the Permitted Exceptions.

      24. Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

      25. Survival of Provisions. All covenants, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement, subject to the survival time limitation provisions set forth in Paragraph 8 above.

      26. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

      27. Authorization. Purchaser represents to Seller that this Agreement has been duly authorized and executed on behalf of Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, and all necessary action on the part of Purchaser to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) be in violation of Purchaser's Articles of Organization or Operating Agreement, (ii) to the best of Purchaser's knowledge, conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Purchaser, or (iii) constitute a breach of any evidence of indebtedness or agreement to which Purchaser is a party or by which Purchaser is bound.

      28. General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party's right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. The exhibits attached to this Agreement are an integral part of this Agreement and are hereby incorporated herein by this reference. This Agreement shall be construed and interpreted under the laws of the State of California. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in

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

the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

      29. Effective Date. The "effective date" of this Agreement shall be deemed to be the date this Agreement is fully executed by both Purchaser and Seller and both Purchaser and Seller have received a fully executed original counterpart of this Agreement.

      30. Tax-Deferred Exchange. Each party, including each of the Co-Tenants, agrees to reasonably cooperate with the other party should a party elect to purchase or sell (as applicable) the Property or any portion thereof as part of a like-kind exchange under Internal Revenue Code Section 1031. Such cooperation may include consenting to the assignment of all or a portion of this Agreement to a third party qualified intermediary or exchange accommodation titleholder ("EAT") or consenting to the substitution of such third party intermediary or EAT acting as the Purchaser or Seller, as applicable, and the execution of such documents as may be reasonably necessary to complete the exchange in accordance with applicable laws and regulations, provided that no such assignment to or substitution of an intermediary shall relieve the party to the Agreement seeking to effect such exchange of its obligations and liabilities under this Agreement. Buyer and Seller agree that the consummation of the Closing is not predicated or conditioned upon the completion of such an exchange and such an exchange shall not delay the Closing. No party shall incur any additional liability or financial obligation as a consequence of the other's contemplated exchange and the cooperating party shall not be required to take title to any property other than the Property in connection with the other party's consummation of such exchange. Seller is in the process of transferring the Property to its constituent members and at Seller's request at any time prior to the Closing Date, Purchaser shall execute an amended and restated Agreement for the Purchase and Sale of the Property that reflects a revised ownership of the Property. Each and every provision and condition of this Paragraph shall survive the Closing.

      31. Property Distribution. SF III-Broadway, LLC, a Delaware limited liability company, KCI-Broadway, LLC, a Delaware limited liability company, SDM-Broadway, LLC, a Delaware limited liability company, Belmont-Broadway, LLC, a Delaware limited liability company, Scott-Seldin-Broadway, LLC, a Delaware limited liability company, Italian Pavillions-Broadway, LLC, a Delaware limited liability company, and Kasun-Broadway, LLC, a Delaware limited liability company (each a "Co-Tenant", and together with 400 West Broadway, LLC, the "Co-Tenants"), are parties to this Agreement because (i) Seller is in the process of distributing an undivided interest to each of the Co-Tenants, as set forth in Section 20 hereof, and (ii) to the extent, prior to the Closing, each Co-Tenant actually receives an interest in the Property in accordance with such distribution, such Co-Tenant will be a record owner of the Property together with 400 West Broadway, LLC (with respect to any retained interest in the Property). Therefore:

            (a) all references to Seller in this Agreement is also a reference to the Co-Tenants (to the extent a Co-Tenant actually receives an interest in the Property), individually and collectively, with respect to their undivided interest in the Property;

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

            (b) nothing in this Agreement shall bar or otherwise prohibit 400 West Broadway, LLC, from completing a distribution of the Property to the Co-Tenants or any of them;

            (c) a distribution of the Property to each of the Co-Tenants and the definition of Seller as set forth herein (specifically, the inclusion of each of the Co-Tenants as a Seller) shall not alter, modify or affect in any way any of the obligations, covenants, representations or warranties of Purchaser; and

            (d) each and every obligation of 400 West Broadway, LLC is also an obligation of each and all of the Co-Tenants that actually receive an interest in the Property.

Nothing in this Section 31 shall be construed as establishing a joint venture or partnership between 400 West Broadway, LLC and any or all of the Co-Tenants, or a joint venture or partnership between any of the Co-Tenants amongst themselves.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto as of the day, month and year first above written.

                              "SELLER":

                              400 WEST BROADWAY, LLC,
                              a California limited liability company

                              By:   Foxfire, L.L.C., an Arizona limited
                                    liability company, its Manager

                                    By:   Milro Corporation, an Arizona
                                          corporation, its Manager

                                          BY: __________________________
                                          Name: ________________________
                                          Title: _______________________

                              SF III-BROADWAY,
                              a Delaware limited liability company

                              By:   Milro-Broadway, Inc., a Delaware
                                    corporation,
                                    Its Manager

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

                                    By:   ______________________________
                                          Mark Schlossberg,
                                          Vice President and Secretary

                              KCI-BROADWAY, LLC,
                              a Delaware limited liability company

                              By:   Milro-Broadway, Inc., a Delaware
                                    corporation,
                                    Its Manager

                                    By:   _____________________________
                                          Mark Schlossberg,
                                          Vice President and Secretary

                              SDM-BROADWAY, LLC
                              a Delaware limited liability company

                              By:   Milro-Broadway, Inc., a Delaware
                                    corporation,
                                    Its Manager

                                    By:   _____________________________
                                          Mark Schlossberg,
                                          Vice President and Secretary

                              BELMONT-BROADWAY, LLC,
                              a Delaware limited liability company

                              By:   Milro-Broadway, Inc., a Delaware
                                    corporation,
                                    Its Manager

                                    By:   _____________________________
                                          Mark Schlossberg,
                                          Vice President and Secretary

                              SCOTT SELDIN-BROADWAY, LLC,
                              a Delaware limited liability company

                              By:   Milro-Broadway, Inc., a Delaware
                                    corporation,
                                    Its Manager

                                    By:   _______________________
                                          Mark Schlossberg,
                                          Vice President and Secretary

                              ITALIAN PAVILLIONS-BROADWAY, LLC,
                              a Delaware limited liability company

                              By:   Milro-Broadway, Inc., a Delaware
                                    corporation,
                                    Its Manager

                                    By:   _______________________________
                                          Mark Schlossberg,
                                          Vice President and Secretary

                              KASUN-BROADWAY, LLC,
                              a Delaware limited liability company

                              By:   Milro-Broadway, Inc., a Delaware
                                    corporation,
                                    Its Manager

                                    By:   _________________________________
                                          Mark Schlossberg,
                                          Vice President and Secretary

                              "PURCHASER":

                              TRIPLE NET PROPERTIES, LLC,
                              a Virginia limited liability company

                              By:   /s/ Anthony W. Thompson
                                    ------------------------------------
                                    Anthony W. Thompson
                                    President

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